UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 14, 2017

Date of Report

(Date of earliest event reported)

INSYNERGY PRODUCTS, INC. (Exact name of registrant as specified in its charter)
Nevada (State or other jurisdiction of incorporation)	000-54892 (Commission File Number)	27-1781753 (IRS Employer Identification No.)
2501 West Burbank Blvd., Suite 201, Burbank, California (Address of principal executive offices)		91505 (Zip code)

Registrant’s telephone number, including area code:  818-260-9370

[   ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act  (17 CFR 240.13e-4(c))

Special Note Regarding Forward-looking Statements

This Current Report on Form 8-K contains forward-looking statements.  Words such as “may,” “expect,” “believe,” “anticipate,” “estimate,” “project,” or “continue” or comparable terminology used in connection with any discussion of future events or operating results are forward-looking statements.  You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this report.  All forward-looking statements reflect our present expectation of future events and are subject to a number of important factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.

Section 8 – Other Events

Item 8.01 Other Events

Insynergy Products, Inc. (the Company) is currently performing its due diligence for a corporate reorganization.  This due diligence phase, involving counsel and other qualified professionals is necessary in order to cautiously explore appropriate steps to restructure the Company for the purposes of poignantly executing a new business model within the Company’s core competencies.

The Company has taken some preliminary steps in executing this vision; however, there are several hurdles the Company expects to encounter that may prevent this reorganization from coming to fruition.  The reorganization may include restructuring the Company’s capital structure and a change or evolution in the Company's business model.  This potential reorganization may also include consummating new strategic relationships in manufacturing, marketing and sales and may also include licensing existing brands. Through these potential new partnerships, the Company intends to explore the commercialization of key products that may have a competitive advantage in the consumer products space.  In the event of this potential reorganization, the Company is in discussions with new personnel that may become part of the senior management to assist the Company going forward.

If this reorganization occurs the projected timeline is the first half of 2017 and would include a change in name. Although the strategy is evolving, the Company’s goals are to again become a cutting edge supplier in the consumer market place with the ultimate goal of increasing shareholder value.

The Company will continue to evaluate this and other opportunities to further set its strategy for 2017 and 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 15, 2017	INSYNERGY PRODUCTS, INC. By: __/s/ Sanford Lang__________ Sanford Lang Chairman of the Board and CEO